EXHIBIT 2.1




















                        _________________________________

                            ASSET PURCHASE AGREEMENT

                                 by and between

                                 HOLCROFT L.L.C.

                                       and

                              THERMO TERRATECH INC.


                          Dated as of October 10, 1997

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                                TABLE OF CONTENTS


        ARTICLE I  PURCHASE AND SALE OF ASSETS
             1.1   Assets
             1.2   Excluded Assets
             1.3   Assets of Affiliates
             1.4   Limited Assumption of Liabilities

        ARTICLE II CONSIDERATION AND MANNER OF PAYMENT
             2.1   Purchase Price
             2.2   Post-Closing Adjustment
             2.3.  Noncompetition Payments
             2.4.  Purchase Price Allocation

        ARTICLE III SELLER'S REPRESENTATIONS AND WARRANTIES
             3.1   Organization and Good Standing
             3.2   Corporate Authorization
             3.3   No Violation
             3.4   No Consent Required
             3.5   Financial Statements
             3.6   Absence of Undisclosed Liabilities
             3.7   Assets
             3.8   Compliance with Laws; Permits
             3.9   Property
             3.10  Leases
             3.11  Contracts
             3.12  Intellectual Property
             3.13  Employee Benefit Plans
             3.14  Salaries
             3.15  Personnel Agreements, Plans and Arrangements
             3.16  Workers Compensation and Medical Claims
             3.17  Suppliers
             3.18  Customers
             3.19  Interest of Seller in Customers, etc.
             3.20  Intercompany Transaction
             3.21  Books and Records
             3.22  Insurance Policies
             3.23  Bank Accounts
             3.24  Taxes
             3.25  Litigation
             3.26  Product Warranties
             3.27  Environmental and Safety Requirements

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             3.28  Conduct of the Business

        ARTICLE IV BUYER'S REPRESENTATIONS AND WARRANTIES
             4.1   Organization and Good Standing
             4.2   Authorization
             4.3   No Violation
             4.4   No Consent Required

        ARTICLE V  COVENANTS AND AGREEMENTS
             5.1.  Further Actions
             5.2.  Noncompetition and Nondisclosure
             5.3.  Holcroft Name
             5.4.  Offer of Employment
             5.5.  WARN Act
             5.6.  Letters of Credit

        ARTICLE VI CLOSING
              6.1. Closing
              6.2. Deliveries by the Seller
              6.3. Deliveries by Buyer

        ARTICLE VIICOVENANTS AFTER CLOSING
             7.1   Indemnification by Seller
             7.2   Indemnification by Buyer
             7.3   Indemnification Procedure for Third Party Claims
             7.4   Failure to Give Timely Notice

        ARTICLE VIII MISCELLANEOUS
             8.1   Notices, Consents, etc.
             8.2   Public Announcements
             8.3   Severability
             8.4   Amendment and Waiver
             8.5   Documents
             8.6   Counterparts
             8.7   Expenses
             8.8   Construction
             8.9   Headings
             8.10  Assignment
             8.11  Definitions
             8.12  Entire Agreement
             8.13  Third Parties
             8.14  Interpretative Matters

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             8.15  Knowledge
             8.16  Brokers and Transaction Payments
             8.17  No Strict Construction
             8.18  Counterparts

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                           GLOSSARY OF DEFINED TERMS


        "90 Day Receivables"
        "90 Day Receivables Note"
        "Accountants"
        "Agreement"
        "Assets"
        "Assumed Liabilities"
        "Basket Threshold"
        "Building and Fixtures"
        "Business"
        "Buyer Indemnified Party"
        "Buyer"
        "Cap"
        "Chrysler Lease"
        "Closing Date"
        "Closing"
        "Code"
        "Contract Requiring Consent"
        "Defense Counsel"
        "Defense Notice"
        "Employee Benefit Plans"
        "Employee Pension Benefit Plan"
        "Employee Welfare Benefit Plan"
        "Employees"
        "Environmental and Safety Requirements"
        "ERISA"
        "Estimated Net Book Value"
        "Excluded Assets"
        "Excluded Receivables"
        "Excluded Liabilities"
        "Final Net Book Value"
        "Final Purchase Price"
        "Final Purchase Price Adjustment Schedule"
        "Financial Statements"
        "GAAP"
        "Hazardous Materials"
        "Holcroft Division"
        "Holdback Amount"
        "Incurred But Not Reported"
        "Indemnified Party"
        "Indemnifying Party"
        "Landlord"
        "Lease"
        "Letters of Credit"
        "Liens"
        "Losses"
        "Material Contracts"
        "Multi-employer Plan"
        "Net Book Value"
        "Note"
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        "Permits"
        "Plan Affiliate"
        "Preliminary Net Book Value"
        "Property"
        "Proprietary Rights"
        "Protest Notice"
        "Purchase Price"
        "Restrictive Covenants"
        "Retained Receivables"
        "Seller Indemnified Party"
        "Seller"
        "Severance Agreements"
        "Sublease"
        "Tax Returns"
        "Tax"
        "Term"
        "Thermo"
        "Third Party Claim"
        "TMO Sublease"
        "TMO"
        "to the knowledge of Seller,"
        "to the best knowledge of Seller"
        "Transaction Documents"
        "Union Contract"

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                               PURCHASE AGREEMENT


             THIS PURCHASE AGREEMENT (this "Agreement") is made as of this 10th day of October, 1997, by and between THERMO TERRATECH INC., a Delaware corporation ("Seller") and HOLCROFT L.L.C., a Delaware limited liability company ("Buyer").

             WHEREAS, the Holcroft division of Seller (the "Holcroft Division") is engaged in the business of manufacturing, marketing and servicing industrial heat treating furnaces (the "Business") at its principal place of business located at 12068 Market Street, Livonia, Michigan;

             WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Business and substantially all of Seller's assets used in the Business, upon the terms and conditions set forth below;

             WHEREAS, Thermo Electron Corporation, a Delaware corporation ("Thermo") owns approximately eighty-one percent (81%) of the issued and outstanding common stock of Seller.

             NOW THEREFORE, in consideration of the mutual covenants of the parties set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS

             1.1 Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller is selling, transferring and delivering to Buyer, free and clear of all liens, mortgages, charges, security interests, pledges or other encumbrances or adverse claims or interests of any nature ("Liens"), and Buyer is purchasing from Seller, the Business and all of Seller's right, title and interest in and to all of the assets of the Business (other than Excluded Assets) that are used in or arise out of the conduct of the Business as of the Closing Date, wherever located and whether or not all or any of said assets appear on or are reflected upon Seller's books, records or financial statements (collectively, the "Assets"), including, but not limited to, the following:

                  (a) Tangible Personal Property. All molds and fixtures, equipment and machinery, tools, real estate fixtures (including, without limitation, cranes), vehicles (whether or not registered under motor vehicle registration laws), furniture, computer and EDP equipment, computer software, office furniture and other similar personal property of Seller and leasehold
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        improvements, in each case, used in the Business;

                  (b) Inventories and Supplies. All inventory of Seller held in connection with and used in the Business, including without limitation, raw materials, work-in-process, finished goods, merchandise for resale, spare parts, and office, operating and other supplies, whether or not located at the Holcroft Division's principal place of business;

                  (c) Receivables. All notes and accounts receivable of Seller used in the Business and all notes, bonds and other evidences of indebtedness of any entity or person held by Seller arising from the Business of Seller, including, without limitation, all trade, employee, officer and other accounts (including unbilled work-in-progress) and monies receivable, except for the Excluded Receivables and the Retained Receivables;

                  (d) Contracts. All rights Seller may have under any and all agreements, contracts, purchase orders, licenses (other than the license agreement dated as of 10/1/93 between Seller and Thermo Remediation Inc., together with any and all assets related thereto) and leases (other than the sublease between the Seller and TMO, Inc. and the Chrysler Lease relating to the Property) pertaining to the Business including, without limitation, the labor agreement dated as of 10/1/95 between the Holcroft Division and Carpenters District Council of Detroit, Wayne, Oakland, Macomb, St. Claire, Sanilac and Monroe Counties of the United Brotherhood of Carpenters and Joiners of America and United Brotherhood of Carpenters and Joiners of America, Millmen's Local Union No. 1452 (the "Union Contract") and the Material Contracts set forth in Schedule 3.11, except that Buyer does not assume any late penalties or loss contracts that are known to the Seller at the time of the Closing unless such late payments or loss contracts are specifically reserved for in the Final Net Book Value;

                  (e)  Intellectual Property.  All proprietary
        information of Seller used in connection with the Business including, without limitation, the Holcroft name and assumed names wherever used, all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress, trade names and corporate names; all registered and unregistered statutory and common law copyrights; all registrations, applications and renewals for any of the foregoing; all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, improvements, proposals, technical and computer data, documentation and software, financial, business and marketing plans, and customer and supplier lists and related information and all other proprietary rights relating to the manufacture, sale or service of products by, and the conduct of, the Business (collectively,
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        "Proprietary Rights");

                  (f) Records. All records, files, and papers of Seller pertaining to the Business, including but not limited to, sales and purchase correspondence, past and current insurance policies, books of account and employment records of those employees of Seller hired by Buyer;

                  (g) Licenses, Permits and Approvals. All rights of Seller in and to transferable permits, licenses, approvals and authorizations by or of governmental authorities or third parties ("Permits") relating primarily to, or necessary for the continued conduct of, the Business or required in connection with ownership or operation of the Assets, to the extent assignable;

                  (h)  Claims.  All causes of actions, claims,
        warranties, guarantees, refunds, rights of recovery and set-off of every kind and character of Seller related directly to the Assets or the Business, including, without limitation, rights and claims against suppliers of inventory and other assets transferred hereunder;

                  (i) Customer Property. The custody of all assets owned by a customer of the Business and held by Seller on behalf of such customer;

                  (j) Prepaids. All deferred charges, advances, deposits, credit and other prepaid assets and expenses of Seller relating to, or arising out of, the Business;

                  (k)  Insurance.  All insurance, warranty and
        condemnation proceeds received by Seller after the Closing Date with respect to damage, nonconformance of or loss to the Assets and all transferable insurance policies relating to the Business acceptable to Buyer, except to the extent that such proceeds or policies relate to Excluded Liabilities;

                  (l) Cash. All cash and cash equivalents of Seller relating to the Business, including, without limitation, all cash receipts, lockboxes and bank accounts;

                  (m) Software and License Agreements. With respect to the Holcroft Division, all of Seller's rights and obligations (i) with respect to software used in the Business, including, without limitation under the Business Cooperation Agreement between the Holcroft Division and SCR Creroiserat S.A. dated May 12, 1995,
        (ii) under the License Agreement between the Holcroft Division and Camlaw, Ltd. dated June 26, 1992 and (iii) under the Business Cooperation Agreement between the Holcroft Division and Sanken Sangyo Co., Ltd. dated January 20, 1995; and

                  (n) Other Assets. All other properties and assets owned or held by the Seller that are used primarily in, or are necessary for the continued conduct of, or are otherwise
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        customarily used in, the Business as of the Closing Date, whether or not of a type falling within any of the categories of assets or properties described above.

             1.2 Excluded Assets. Notwithstanding the foregoing, the following assets of Seller are retained by Seller and are expressly excluded from the purchase and sale contemplated by this Agreement (collectively, the "Excluded Assets"):

                  (a) Corporate Records and Tax Returns. The Seller's formal corporate records, including Articles of Incorporation, corporate seal, minute books, stock books and other records having exclusively to do with the corporate organization of Seller and all of Seller's Tax Returns and financial records;

                  (b) This Agreement. Seller's rights pursuant to or under this Agreement;

                  (c) Nonassignable Permits. Any Permits which may not be transferred without the consent, novation, waiver or approval of a third person or entity and for which such consent, novation, waiver or approval has not been obtained;

                  (d) Employment Agreements. All employment-related agreements of Seller, and any and all rights and obligations thereunder (except for the Union Contract);

                  (e) Certain Receivables. The Champion Credit Corp. and Avtopromimport receivables totalling $845,940.90 at September 27, 1997 (the "Excluded Receivables") and those receivables set forth on Schedule 1.2(e) totalling $2,007,003.04 at September 27, 1997 (the "Retained Receivables"). The Buyer agrees to promptly remit any payments as received by Buyer on the Excluded Receivables and the Retained Receivables to Seller.

                  (f) Insurance Policies. The insurance policies obtained by Seller with respect to the Business or the Assets;

                  (g) Certain Property. All other properties and assets owned or held by the Seller that are not used primarily in, or are necessary for the continued conduct of, or are not otherwise customarily used in, the Business as of the Closing Date, including, without limitation, rights to the Seller's corporate name and all assets related to remediation incinerators or soil remediation technology;

                  (h) Employee Benefit Plans. All Employee Benefit Plans of Seller; and

                  (i) License Agreement. The license agreement between Seller and Thermo Remediation Inc., and any and all assets relating thereto, including soil remediation technology.

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             1.3  Assets of Affiliates.  The real estate and building
        used by Seller as its principal place of business for the Business (the "Property") is owned by W&C Investment Co. (the "Landlord"), leased by the Landlord to TMO, Inc., a wholly-owned subsidiary of Thermo Electron Corporation ("TMO") and subleased by TMO to Seller. The Seller agrees to enter into a sublease in the form of Exhibit 1.3 hereto (the "Sublease") with Buyer.

             1.4  Limited Assumption of Liabilities.

                  (a) Subject to the terms and conditions contained in this Agreement, Buyer shall, at the Closing, assume and agree to pay or perform, or to cause to be paid or performed, only those liabilities of Seller that (i) are accurately reflected on the Estimated Net Book Value; (ii) have been incurred by the Holcroft Division since September 27, 1997, but only to the extent such liabilities are trade payables, accruals or tax liabilities and have been incurred in the ordinary course of business consistent with past practice; (iii) arise under any contract, lease, license, permit or other agreement assumed by Buyer pursuant to
        Section 1.1(d) hereof or otherwise pursuant to this Agreement;
        (iv) arise out of warranty obligations undertaken by the Holcroft Division with respect to products shipped or sold, or services rendered, prior to the Closing; (v) with respect to product or service liability claims, arise due to events occurring after the Closing regardless of whether such products or services were shipped or performed before the Closing except that Seller shall remain liable for any and all claims, suits or actions which arise due to events occurring prior to Closing and which arise or result from the manufacture by Seller of remediation incinerators and/or units, including but not limited to soil remediation units, the GDC incinerators and the Burns and Roe (CJ 4447) or any claims which arise from exposure to asbestos from products manufactured by Seller (except for claims arising out of the negligence of Buyer) regardless of whether such claim arises due to events occurring prior to or after the Closing Date; (vi) are assumed by Buyer pursuant to Section 5.4 hereof, and (vii) with respect to medical claims of Employees of the Holcroft Division, arise due to events occurring after the Closing including without limitation the post-closing treatment of preexisting conditions; Seller shall remain liable for all claims incurred (i.e., service provided) prior to the Closing, regardless of when such claims are filed ("Incurred But Not Reported") (collectively, the "Assumed Liabilities"). Notwithstanding anything to the contrary contained in this Agreement or in any agreement, document, certificate or instrument being delivered pursuant to this Agreement (collectively, the "Transaction Documents"), Buyer's assumption of the Assumed Liabilities shall only be to the extent that the existence of such liabilities or obligations is not contrary to any covenant, representation or warranty of Seller under this Agreement.

                  (b) Without limiting the terms of Section 1.4(a) above, Buyer is expressly not assuming, and Seller shall remain
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        solely liable for, the following: (i) all environmental
        liabilities or contamination which arise or result, directly or indirectly, from conditions existing on or prior to the Closing Date with respect to the Property, including, without limitation all liabilities related to the Oakland Disposal/Bestway Recycling litigation with respect to Waterford township; (ii) except as set forth in Section 1.4(a), all claims, suits or actions which arise due, directly or indirectly, to facts or circumstances existing prior to the Closing; (iii) liability for checks written but not yet cleared as of the Closing Date (unless such checks are accurately reflected or included in the determination of the Estimated Net Book Value); (iv) any liabilities or obligations relating to medical claims of current or past employees of the Holcroft Division arising due to events occurring prior to the Closing, including, without limitation, run-off of claims and/or deficit balances for reported claims arising due to events occurring prior to the Closing and all liabilities Incurred But Not Reported; (v) all product liability claims for any products manufactured, or services performed, by Seller relating to claims, suits or actions which arise due to events occurring prior to the Closing, except that Seller shall remain liable for any and all claims, suits or actions which arise or result from the manufacture by Seller of remediation incinerators and/or units, including but not limited to soil remediation units, the GDC incinerators, and the Burns and Roe (CJ 4447) or any claims which arise from exposure to asbestos from products manufactured by Seller (except for claims arising out of the negligence of Buyer) regardless of whether such claim arises prior to or after the Closing Date; (vi) all liabilities which are assumed by Seller pursuant to Section 5.4 hereof; and (vii) any liability for Taxes with respect to taxable periods ending on or before the Closing Date and the portion ending on the closing date of any taxable period that begins before but has not ended on the Closing Date (all such liabilities and obligations not being assumed by Buyer, "Excluded Liabilities").


                                   ARTICLE II

                       CONSIDERATION AND MANNER OF PAYMENT

             2.1  Purchase Price.

                  (a) Subject to the provisions of Section 2.2 below, the aggregate purchase price to be paid by Buyer to Seller for the Business, the Assets and Seller's agreement to abide by the Restrictive Covenants (as defined below) is (i) $13,000,000, minus Excluded Receivables, minus the 90 Day Receivables (as defined below), payable by Buyer at the Closing (net of the Holdback Amount as defined in Section 2.1(b)) by wire transfer of immediately available funds, plus (ii) $2,218,000, payable by Buyer at the Closing by delivery of a promissory note in the form of Exhibit 2.1(a)(ii) hereto (the "Note"), plus
        (iii) $663,117.82, payable by Buyer at the Closing by delivery of
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        a promissory note in the form of Exhibit 2.1(a)(iii) hereto (the
        "90 Day Receivables Note") which amount shall equal 90% of the aggregate amount of those accounts receivable of Seller, set forth on Schedule 2.1 (the "90 Day Receivables"), plus (iv) Buyer's assumption of the Assumed Liabilities (the "Purchase Price"). The parties agree that all cash receipts related to assumed receivables or other activities (expressly excluding Excluded Receivables and Retained Receivables) after September 27, 1997 are for the benefit of Buyer and within six days of the date hereof, by mutual agreement of the parties, such cash receipts between September 27, 1997 and the Closing Date, less liabilities assumed by Buyer pursuant to Section 1.4(a)(ii) but paid by Seller and any receivables that are Excluded Receivables or Retained Receivables will be remitted by wire transfer from Seller to Buyer. Any checks issued by Seller after September 27, 1997 for items that relate to Excluded Assets or Excluded Liabilities and items that were not accrued for on the Estimated Net Book Value will remain the responsibility of Seller.

                  (b) The parties agree that Buyer shall holdback $520,000 of the Purchase Price (the "Holdback Amount") pursuant to Section 2.2 hereof.

                  (c) Prior to the Closing, Seller delivered to Buyer a statement of the Company's net book value (the "Net Book Value") of the Assets and the Assumed Liabilities based on the Company's unaudited balance sheet dated as of September 27, 1997 (the "Estimated Net Book Value"), calculated in accordance with GAAP consistently applied by Seller and set forth on Exhibit 2.1(c). The Purchase Price is based on the assumption that the Estimated Net Book Value is equal to $13,218,000 (the "Preliminary Net Book Value", as such amount was calculated on March 29, 1997 and as set forth on Exhibit 2.1(c)). Because the parties have determined that the Estimated Net Book Value exceeds the Preliminary Net Book Value by $2,007,003.04, the Purchase Price shall be paid in accordance with this Section 2.1, and, in addition, Seller shall retain all right, title and interest in and to the Retained Receivables having an aggregate value of $2,007,003.04, which amount shall be equal to the difference between the Estimated Net Book Value and the Preliminary Net Book Value.

             2.2 Post-Closing Adjustment. In addition, the Purchase Price shall be subject to final adjustment as follows:

                  (a) Purchase Price Adjustment Schedule. As soon as practicable following the Closing Date, but not later than 30 days after the Closing Date, Buyer shall deliver to Seller a schedule (the "Final Purchase Price Adjustment Schedule") setting forth Buyer's final determination of the Purchase Price (the "Final Purchase Price"), based upon a net book value calculation as of September 27, 1997 (the "Final Net Book Value"), which shall be calculated in accordance with GAAP consistently applied by Seller.
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                  (b)  Protest Notice.  Within 15 days of Buyer's
        delivery of the Final Purchase Price Adjustment Schedule, Seller may deliver written notice (the "Protest Notice") to Buyer of any objections, and the basis therefor, that Seller may have to the Final Purchase Price or the Final Net Book Value. The failure of Seller to deliver such written notice within the prescribed time period will constitute Seller's acceptance of the Final Purchase Price and the Final Net Book Value, as determined by Buyer.

                  (c) Resolution of Buyer's Protest. If Buyer and Seller are unable to resolve any disagreement between them within 10 days following Buyer's receipt of the Protest Notice, then the items in dispute will be referred to a nationally recognized independent accounting firm (other than Arthur Anderson, LLP or Price Waterhouse LLP) (the "Accountants") for final determination. If the Accountants determine that the Buyer's calculation of the items in dispute is correct, the Seller shall be liable for all of the fees and expenses of the Accountants of the items in dispute. If the Accountants determine that the Seller's calculation of the items in dispute is correct, the Buyer shall be liable for all of the fees and expenses of the Accountants. If the Accountants' final determination is between the Buyer's calculation and Seller's calculation of the items in dispute, the Accountants' fees and expenses will be allocated between the Buyer and Seller by applying a pro rata, straight line allocation based on the difference between both (i) each of the Buyer's and Seller's calculation of the items in dispute on the one hand, and (ii) the Accountants' final determination and each of Buyer's and Seller's calculation of the items in dispute on the other hand. For example, if the Buyer's calculation of the items in dispute is $100,000, the Seller's calculation of the items in dispute is $50,000 (thereby making the disputed difference $50,000), and the Accountants' final determination is $90,000, the Seller shall pay for 80% ($40,000 indicating the difference between the Seller's and Accountants' determination divided by $50,000 indicating the difference between the Buyer's and Seller's calculation) and the Buyer shall pay for 20% of the fees and expenses of the Accountants.

                  (d) Payment of Adjustment. Within 10 days following the final determination of the Final Purchase Price and Final Net Book Value pursuant to this Section 2.2:

                           (i) if the Final Net Book Value is less than the Estimated Net Book Value, Buyer will be entitled to receive, an amount equal to the deficiency, up to the Holdback Amount net of any amount for which Seller is liable pursuant to
                      Section 2.2(c) which deduction shall not exceed $10,000.00; provided that any remaining balance of the Holdback Amount shall be distributed to Seller;

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                           (ii)  if the Final Net Book Value is equal to
                      the Estimated Net Book Value, the Buyer will distribute to Seller the entire Holdback Amount; and

                           (iii) if the Final Net Book Value is greater
                      than the Estimated Net Book Value, the Buyer will distribute the entire Holdback Amount to Seller and Buyer will pay Seller the excess in an amount up to, but in no event to exceed, $520,000 net of any amount for which Buyer is liable pursuant to
                      Section 2.2(c), which deduction shall not exceed
                      $10,000.00.

                  (e) Agreed Upon Amounts. Buyer and Seller agree that both the Estimated Net Book Value and the Final Net Book Value will (i) reflect or include reserves which are equal to, or greater than, the reserves set forth in the Preliminary Net Book Value, (ii) take into account any credits which Buyer and Seller reasonably agree to be due to customers of Seller for products shipped prior to the Closing, (iii) exclude capitalized research and development costs in the amount of $287,748.00, (iv) exclude non-depreciated fixed assets related to relocation costs in the amount of $46,517.14 and (v) employee advances not expensed in the amount of $46,567.82. Seller has reserved $200,000 on the Estimated Net Book Value, representing 50% of $400,000 of slow moving or obsolete inventory, for which no further purchase price adjustment will be made. If there is any slow moving or obsolete inventory in excess of $400,000 but less than $500,000, an adjustment to the Final Net Book Value will be made to the extent of 50% of such amount; for any amounts in excess of $500,000 a 100% adjustment will be made subject to Section 2.2(f) below.

                  (f) Limitation of Liability; Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement or any Transaction Document, in no event shall any adjustment to the Purchase Price in favor of Buyer exceed the aggregate of the Holdback Amount and in no event shall any adjustment to the Purchase Price in favor of Seller exceed $520,000. The provisions of this Section 2.2 shall be the exclusive remedy by which the parties may cause adjustments to the Purchase Price, and neither party shall have any recourse to any other provision of this Agreement or any Transaction Document to adjust the Purchase Price to any extent not provided for in this Section 2.2; provided, however, that the foregoing shall not prevent (i) the Buyer from asserting any claims for indemnification under
        Article 7 hereof, to the extent that Buyer has not submitted a claim for adjustment to the Purchase Price pursuant to this
        Section 2.2 and did not, in good faith, know or believe, prior to the time the Buyer delivers its Final Purchase Price Adjustment Schedule, that such claims for indemnification existed or (ii) the Seller from asserting any claims for indemnification under
        Article 7 hereof.

                                        9PAGE

             2.3. Noncompetition Payments. Buyer and the Seller hereby agree that $50,000 of the Purchase Price shall be in consideration for Seller's agreement to abide by the Restrictive Covenants (as defined herein).

             2.4. Purchase Price Allocation. The Buyer and Seller shall attempt to allocate the cash portion of the Purchase Price among the Assets by mutual written agreement within one hundred and eighty (180) days after the Closing. Seller and Buyer agree to make all appropriate tax filings on a basis consistent with the agreed allocation, if any.


                                   ARTICLE III

                     SELLER'S REPRESENTATIONS AND WARRANTIES

             As an inducement to Buyer to enter into and perform its obligations under this Agreement, Seller represents and warrants to and with Buyer, on the date hereof, as follows:

             3.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has full corporate power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Seller is duly licensed and qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the location of the Assets or the character of the operations of the Business requires such license or qualification, except for those jurisdictions where the failure to be so qualified or in good standing would not individually or in the aggregate have a material adverse effect on the Assets or the operations of the Business.

             3.2 Corporate Authorization. The execution and delivery of this Agreement and the other Transaction Documents, and the performance by Seller of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate action. This Agreement and the other Transaction Documents to which Seller is a party constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally, and to general principles of equity, whether applied by a court of law or equity.

             3.3 No Violation. The execution, delivery and performance by Seller of the Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein will not:
                                       10PAGE

                  (a) except as set forth in Schedule 3.3, result in the breach of any of the terms or conditions of, or constitute a default under, or in any manner release any party thereto from any obligation under, any mortgage, note, bond, indenture, contract, agreement, license or other instrument or obligation of any kind or nature by which Seller, the Business or any of the Assets may be bound.

                  (b) violate any order, writ, injunction, regulation, statute or decree of any court, administrative agency, or governmental body specifically applicable to Seller, the Assets or the Business; or

                  (c) violate any provision of the Articles of Incorporation, Bylaws or Charter Documents of Seller.

             3.4 No Consent Required. Except as set forth on Schedule 3.4, no consent, approval, order or authorization of, or declaration, filing or registration with, any person, entity or governmental authority is required to be made or obtained by Seller in connection with the authorization, execution, delivery or performance of this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby.

             3.5 Financial Statements. Schedule 3.5 contains the following financial statements of the Holcroft Division of Seller (the "Financial Statements"):

                       (i) The unaudited financial statements for fiscal years ended March 28, 1992 through March 29, 1997; and

                       (ii)    The unaudited interim financial
                  statements for the six months ended September 27, 1997.

             Each of the Financial Statements is complete and correct in all material respects, is consistent with the books and records of the Holcroft Division and fairly presents the Holcroft Division's financial condition, assets and liabilities as of its respective dates and the results of operations and cash flows for the periods related thereto. The Financial Statements were prepared in accordance with GAAP consistently applied by Seller (except for footnote disclosure).

             3.6  Absence of Undisclosed Liabilities.  As of the Closin

        Date, to Seller's knowledge, Seller will not have any material debts, liabilities or obligations that can reasonably be expected to have a material adverse effect on the Business or the Assets (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise and whether due or to become due) arising out of transactions entered into on or prior to the Closing Date, or any transaction, series of
                                       11PAGE
        transactions, action or inaction occurring on or prior to the Closing Date, or any state of facts or condition existing on or prior to the Closing Date (regardless of when such liability or obligation is asserted), including, but not limited to, liabilities or obligations on account of Taxes or governmental charges or penalties, interest or fines thereon or in respect thereof, except (a) as and to the extent clearly and accurately reflected and accrued for or reserved against in the Estimated Net Book Value, (b) for liabilities specifically delineated on
        Schedule 3.6, (c) for liabilities expressly disclosed on any Schedule hereto and (d) for liabilities incurred in the ordinary course of business since September 27, 1997.

             3.7  Assets.

                  (a) Title. Except for the Property which is the subject of the Sublease and except as set forth on Schedule 3.7, Seller owns all of the Assets and the Assets constitute all of the property and assets which are considered part of the Business and all of the assets deemed necessary by Seller to conduct the Business as presently conducted. Seller has the right to convey, and upon the consummation of the transactions contemplated by this Agreement Seller will have conveyed and Buyer will be vested with, good and marketable title and interest in and to the Assets, free and clear of all Liens except as set forth on
        Schedule 3.7.

                  (b) Inventories. Except as set forth on Schedule 3.7, the inventories of Seller related to the Business are in good and saleable condition, subject to the reserves used in determining the Estimated Net Book Value, which reserves are sufficient to cover all inventory which is not good and saleable in the ordinary course of business, obsolete inventory, or materials below standard quality. The inventories constituting raw materials are of a type that are readily useable in connection with the finished goods offered for sale by the Seller.

                  (c) Accounts Receivable. All of the Seller's accounts receivable arising out of, or related to, the Business have arisen in bona fide arm's-length transactions in the ordinary course of business. Except to the extent of any reserves for bad debts set forth in the determination of the Estimated Net Book Value, which is sufficient to cover all bad debts, all such receivables are valid and binding obligations of the account debtors without any counterclaims, set-offs or other defenses thereto and are collectible in the ordinary course of business.

                  (d)  Condition and Location.  Except as set forth in
        Schedule 3.7, on the Closing Date, the tangible, personal property comprising the Assets (other than inventory) is in good operating condition and is useable in the ordinary course of business. All of such tangible assets which are part of the Assets are in good condition and repair, ordinary wear and tear excepted. None of such Assets requires any repair or
                                       12PAGE
        replacement, except for maintenance in the ordinary course of business. Except as set forth on Schedule 3.7, none of the tangible personal property of the Seller used in the Business is held under any lease, security agreement, conditional sales contract or other title retention or security arrangement, or is located other than at the Property.

                  (e) Unbilled Work-in-Progress. The current status of the Company's contracts with respect to unbilled work-in-progress is accurately reflected in the Estimated Net Book Value.

             3.8 Compliance with Laws; Permits. Seller, with respect to its Holcroft Division, is not in material violation of any law, regulation or requirement applicable to it, the Assets, any Employee Benefit Plans or the operation of the Business, nor has the Seller received written notice of any such violation, that individually or in the aggregate would have a material adverse affect on the Assets or the operation of the Business. Seller holds all of the material Permits necessary or desirable for the current use, occupancy or operation of the Assets, except where failure to obtain such Permits would not individually, or in the aggregate, have a material adverse affect on the Assets or the Business, and all of which are set forth on Schedule 3.8. Seller is in compliance with each of such Permits, all of which are in full force and effect. Except as set forth in Schedule 3.8, each of the Permits is freely transferable and will constitute part of the Assets. Seller further represents and warrants that all of its employees at the Holcroft Division have proper citizenship and/or work authorization documents.

             3.9 Property. The Property constitutes all real property used and occupied by Seller in connection with the Business. The Property is subject to a lease between TMO and Landlord (the "Lease"), and to a sublease between TMO and Seller (the "TMO Sublease"). Each of the Lease and the TMO Sublease is in full force and effect and no default by TMO or Seller has occurred under the Lease or the TMO Sublease.

                  (a) Easements. Seller has all easements and rights necessary to conduct the Business on the Property as presently conducted;

                  (b) Condemnation. No portion of the Property is subject to any pending condemnation proceeding or proceeding by any public or quasi-public authority materially adverse to the Property and, to the knowledge of Seller, there is no threatened condemnation or proceeding with respect to the Property;

                  (c) Condition. To the knowledge of Seller, the buildings and fixtures located on the Property including, without limitation, heating, ventilation, mechanical, electrical, sewer, sprinkler and air conditioning systems, roof, foundation and floors (the "Building and Fixtures"), have been properly maintained and are in operating condition. To the knowledge of
                                       13PAGE

        Seller, the Building and Fixtures are in good operating condition, are substantially fit for the purposes for which they are being utilized, and are not in need of any material repair or replacement;

                  (d) Zoning. To the knowledge of Seller, except as disclosed in Schedule 3.9(d), the Property (or the use, occupancy and ownership thereof) does not violate any zoning, subdivision, health, safety, handicapped persons, landmark preservation, wetlands preservation, building, land use or other ordinances, laws, codes or regulations or any covenants, restrictions or other documents of record (including the Americans with Disabilities Act), nor, has any such violation been claimed by, nor has any notice of any violation been issued to Seller by any governmental, public or quasi-public authority;

                  (e) Subleases. Except as set forth on Schedule 3.9(e), there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties, other than Buyer, the right of use or occupancy of any portion of the Property; and

                  (f) Utilities. The Property is supplied with utilities and other services necessary for the operation of the Business as presently conducted, and all such services are adequate to conduct that portion of the Business presently conducted at the Property and are, to the knowledge of Seller, in accordance with all laws, ordinances, rules and regulations applicable to Seller or the Property, except where failure to comply with such laws, ordinances, rules and regulations would not have individually or in the aggregate a material adverse effect on the Assets or in the operations of the Business as presently conducted.

             3.10 Leases. All leases of the personal property leased by Seller in connection with the Business, including all such leases with related parties or affiliates, are listed on Schedule 3.10, correct and complete copies of which previously have been furnished to Buyer. All leases with affiliates and related parties, if any, carry terms and conditions no less favorable nor more favorable in all material respects to the Seller than those which could have obtained in arm's-length transactions with unrelated third parties. Seller enjoys peaceful and undisturbed possession under all such leases, and all of such leases are valid and in full force and effect and neither Seller, nor to the knowledge of Seller, any other party thereto, is in default under any of such leases and no event has occurred which with the giving of notice or the passage of time or both could constitute a default under any of such leases.

             3.11 Contracts. Schedule 3.11 is a correct and complete list of every material contract, agreement, purchase order, relationship or commitment, written or oral, arising out of or related to the Business, to which Seller is a party or by which
                                       14PAGE
        it or any of the Assets are bound (the "Material Contracts"), correct and complete copies of which previously have been provided to the Buyer. Except as set forth on Schedule 3.11, each of the Material Contracts may be assigned to Buyer without the consent, approval, novation or waiver of any third party. Seller is not in default, and no event has occurred which with the giving of notice or the passage of time or both would constitute a default by Seller, under any Material Contract. To the knowledge of Seller, no other party to the Material Contracts, is in default under a Material Contract and no event has occurred which with the giving of notice or the passage of time or both could constitute a default under any of such Material Contracts. Since March 29, 1997, there has been no cancellation or threatened termination of a Material Contract. For purposes of this Agreement the term "Material Contracts" shall include all contracts which (i) require aggregate payments to or by Seller in excess of $20,000 or (ii) have a term or effective period longer than 1 (one) year in duration.

             3.12 Intellectual Property. Schedule 3.12 contains a complete and correct list of all Proprietary Rights owned by Seller which are used in connection with the Business, including, without limitation, filed and pending patent applications and applications for the registration of other Proprietary Rights owned or filed by Seller. Schedule 3.12 also contains a complete and correct list of all licenses and other rights granted by Seller to any third party with respect to the Proprietary Rights and licenses and other rights granted by any third party to Seller in connection with the Business. With respect to the Proprietary Rights: (a) Seller owns and possesses all right, title and interest in and to, or has a valid license to use, all of the Proprietary Rights necessary for the operation of the Business as presently conducted and none of such Proprietary Rights have been abandoned; (b) no claim by any third party contesting the validity, enforceability, use or ownership of any such Proprietary Rights has been made, is currently outstanding or, to the knowledge of Seller, is threatened and, to the knowledge of Seller, there is no reasonable basis for any such claim; (c) neither Seller nor any registered agents of Seller have received any notices of, nor is Seller aware of any reasonable basis for, an allegation of, any infringement or misappropriation by, or conflict with, any third party with respect to such Proprietary Rights, nor has Seller or any registered agent of Seller received any written claims of infringement or misappropriation of or other conflict with any Proprietary Rights of any third party; and (d) Seller, in operating the Holcroft Division, has not infringed, misappropriated or otherwise violated any Proprietary Rights of any third parties, and Seller is not aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Business.

             3.13 Employee Benefit Plans. With respect to the employees of the Holcroft Division and except as set forth in
                                       15PAGE
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        Schedule 3.13, neither Seller nor any Plan Affiliate has
        maintained, sponsored, adopted, made contributions to or obligated itself to make contributions to or to pay any benefits or grant rights under or with respect to any "Employee Pension Benefit Plan" (as defined in Section 3(2) of ERISA), "Employee Welfare Benefit Plan" (as defined in Section 3(1) of ERISA), "Multi-employer Plan" (as defined in Section 3(37) of ERISA), plan of deferred compensation, medical plan, life insurance plan, long-term disability plan, dental plan or other plan providing for the welfare of any of Seller's or any Plan Affiliate's employees or former employees or beneficiaries thereof, personnel policy (including but not limited to vacation time, holiday pay, bonus programs, moving expense reimbursement programs and sick leave), excess benefit plan, bonus or incentive plan (including but not limited to stock options, restricted stock, stock bonus and deferred bonus plans), salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement, workers compensation law, unemployment compensation law, social security law or any other benefit, program or contract (all such plans listed on Schedule 3.13 collectively, "Employee Benefit Plans"), whether written, voluntary or pursuant to a collective bargaining agreement or law, which could give rise to or result in Seller or such Plan Affiliate having any debt, liability, claim or obligation of any kind or nature, whether accrued, absolute, contingent, direct, indirect, known or unknown, perfected or inchoate or otherwise and whether or not due or to become due. Correct and complete copies of all Employee Benefit Plans previously have been furnished to Buyer. For purposes of this Agreement, "Plan Affiliate" means any person or entity with which Seller constitutes all or part of a controlled group of corporations, a group of trades or businesses under common control or an affiliated service group, as each of those terms are defined in Section 414 of the Code.

             3.14 Salaries. Schedule 3.14 is a true, complete and correct list setting forth, with respect to the Holcroft Division
        (i) the names and current compensation rate and compensation of all individuals presently employed by Seller on a salaried basis,
        (ii) the names and current compensation rate of all individuals presently employed by the Seller on an hourly or piecework basis and (iii) the names and total annual compensation for all independent contractors who render services on a regular basis to the Seller whose current annual compensation is in excess of $20,000. Except as set forth in Schedule 3.14, no person listed thereon has received any bonus or increase in compensation since March 29, 1997 and there has been no "general increase" in the compensation or rate of compensation payable to any such employees since March 29, 1997 nor since that date has there been any promise to the employees listed on Schedule 3.14, orally or in writing, of any bonus or increase in compensation, whether or not legally binding, except for increases in the ordinary course of business consistent with Seller's past compensation practices and obligations incurred under existing Employee Benefit Plans and pursuant to the Union Contract.
                                       16PAGE

             3.15 Personnel Agreements, Plans and Arrangements. Except for the items listed in Schedule 3.15, Seller, with respect to the Holcroft Division, is not a party to or obligated to any (a) outstanding contracts with current or former employees, agents, consultants, advisers, salesmen, sales representatives, distributors, sales agents, independent contractors, or dealers, or (b) collective bargaining agreements or contracts with any labor union or other representative of employees or any employee benefits provided for by any such agreement, correct and complete copies of which previously have been furnished to Buyer. With respect to the Holcroft Division, no strike, union organizational activity, allegation, charge or complaint of employment discrimination or other similar occurrence has occurred during the past three fiscal years of Seller or is pending or, to the knowledge of Seller, threatened against Seller nor does Seller know any basis for any such allegation, charge, or complaint. With respect to the Holcroft Division, Seller has complied in all material respects with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes. There are no administrative charges or court complaints pending or, to the knowledge of Seller, threatened against Seller, relating to the Holcroft Division, before the U.S. Equal Employment Opportunity Commission or any state or federal court or agency concerning alleged employment discrimination or any other matters relating to the employment of labor.

             3.16 Workers Compensation and Medical Claims. Schedule 3.16 sets forth all expenses, obligations, duties and liabilities relating to any claims by employees and former employees (including dependents and spouses) of the Holcroft Division (or predecessors) made since April 1, 1995 and the extent of any specific accrual on or reserve therefor set forth on the Financial Statements and used in determining the Estimated Net Book Value, for (a) costs, expenses and other liabilities under any workers compensation laws, regulations, requirements or programs and (b) any other medical costs and expenses. Except as set forth on Schedule 3.16, to the knowledge of Seller, no claims, injuries, fact, event or condition exists which would give rise to a material claim (individually or in the aggregate) by employees and former employees (including dependents and spouses) of the Holcroft Division of Seller under any Employee Benefit Plans that comply with workers compensation laws, regulations, requirements or programs or that provide for any other medical costs and expenses or under any similar plans or programs maintained or contributed to by Buyer following the Closing Date.

             3.17 Suppliers. Schedule 3.17 is a complete and correct list of the ten largest suppliers to the Holcroft Division (in terms of the Seller's purchases from such suppliers during the fiscal year ended March 29, 1997) of key materials and services
                                       17PAGE
        and commodities, exclusive of utility services. In the last twelve months, no such supplier has canceled or otherwise terminated, or, to the knowledge of Seller, threatened to cancel or terminate, its relationship with Seller. Seller has not received any written notice or oral notice and has no knowledge that any such supplier intends to cancel or otherwise modify its relationship with Seller on account of the acquisition of the Assets by Buyer or otherwise.

             3.18 Customers. Schedule 3.18 is a complete list by dollar volume of sales made or services provided within Seller's fiscal years ended March 30, 1996 and March 29, 1997, to the twenty largest customers of the Holcroft Division. In the last twelve months, no such customer has canceled or otherwise terminated, or, to the knowledge of Seller, threatened to cancel or otherwise terminate, its relationship with Seller, or reduced, or threatened to reduce, its business with the Seller. Seller has not received any written or oral notice and has no knowledge that any such customer intends to cancel or otherwise modify its relationship with Seller on account of the acquisition of the Assets by Buyer or otherwise. Seller represents and warrants that, with respect to the Holcroft Division, (i) no credits (for any reason, whether due to returns, discounts or otherwise) are due to any customers that are not reflected in the Estimated Net Book Value and (ii) no penalty payments resulting from Seller's lack of performance under any contract are currently due and owing, or, to the knowledge of Seller, will be due to any customers that are not adequately reserved for in the Estimated Net Book Value.

             3.19 Interest of Seller in Customers, etc. Except as set forth in Schedule 3.19, neither Seller nor any of its respective affiliates has any direct or indirect interest in any competitor, supplier or customer of the Holcroft Division or in any person from whom or to whom the Holcroft Division leases any real or personal property or in any other person with whom the Holcroft Division has any business relationship.

             3.20 Intercompany Transaction. Schedule 3.20 describes, in respect of the Business, (i) all material management, administrative, computer, telephone or other services provided by any of Seller's affiliates to the Holcroft Division and all such services provided by the Holcroft Division to any of Seller's affiliates, and (ii) all other material contracts, agreements, arrangements or transactions (including the purchase and sale of inventory, supplies and other goods) between the Holcroft Division, on the one hand, and any of Seller's affiliates on the other hand, currently in effect, in each case setting forth the terms thereof if not effected on an arm's-length basis.

             3.21 Books and Records. All the books, records and accounts included in the Assets are in all material respects accurate and complete, are in accordance with good business practice and all laws, regulations and rules applicable to the Business and
                                       18PAGE
        accurately present and reflect in all material respects all of the transactions described therein.

             3.22 Insurance Policies. Schedule 3.22 contains a correct and complete list and description (including policy numbers), of all past and present insurance policies owned by Seller pertaining to the Business, including, without limitation, all occurrence product liability policies covering the period beginning January 1, 1992 and ending on the Closing Date. Copies of all such insurance policies have been previously provided to Buyer. The present insurance policies are in full force and effect, and Seller is not in default under any of them. Seller has not received any written or oral notice of cancellation or intent to cancel or increase premiums with respect to present insurance policies nor, to the knowledge of Seller, is there any basis for any such action. Schedule 3.22 also contains a list of all pending claims with any insurance Seller and any instances within the previous three years of a denial of coverage of the Seller by any insurance Seller which relate to the Business.

             3.23 Bank Accounts. Schedule 3.23 is a complete and correct list of each bank in which Seller has an account, safe deposit box, or lockbox pertaining to the Business, the number of each such account or box and the names of all persons authorized to draw thereon or to have access thereto.

             3.24 Taxes. Seller has filed all Tax Returns that it is required to have filed prior to the Closing in connection with the Assets or the operation of the Business and such returns are true and correct. Seller has paid all Taxes, interest and penalties, if any, reflected on such Tax Returns or otherwise due and payable by it in connection with the Assets or the operation of the Business. Except as set forth in the calculation of the Estimated Net Book Value, Buyer does not have any liability whatsoever for Taxes with respect to taxable periods ending on or before September 27, 1997 and the portion ending on the closing date of any taxable period that begins before but has not ended on the Closing Date. Any deficiencies proposed as a result of any governmental audits of such Tax Returns have been paid or settled, and there are no present disputes as to Taxes payable by Seller in connection with the Assets or the operation of the Business.

             3.25 Litigation. Except as set forth in Schedule 3.25, there is no claim, counter-claim, action, suit, order, proceeding or investigation pending or, to the knowledge of Seller, threatened against or involving Seller (or pending or threatened against any of the officers, directors or key employees of Seller with respect to its business activities on behalf of Seller) or any Employee Benefit Plan, with respect to or affecting the Assets or the Business, or relating to the transactions contemplated hereby, before any court, agency or other governmental body; nor, to the knowledge of Seller, is there any reason for any such claim, action, suit, proceeding or
                                       19PAGE
        governmental investigation. Seller is not, with respect to the Assets or the Business, directly subject to or affected by any order, judgment, decree or ruling of any court or governmental agency. Seller does not have any reason to believe it is exposed, from a legal standpoint, to any liability which may be material to the Business or the Assets, except as set forth in
        Schedule 3.25. Except as set forth in Schedule 3.25, Seller is not engaged in any legal action to recover monies due it or for damages sustained by it.

             3.26 Product Warranties. To the knowledge of the Seller, all products sold, serviced or distributed by the Holcroft Division of Seller at any time on or prior to the Closing Date have been in conformance with all applicable contractual commitments and all express or implied warranties of Seller, and no material liability exists for replacement thereof or other damages in connection with such sales or deliveries at any time prior to the Closing Date (except as may be reflected or reserved for in the determination of the Estimated Net Book Value, which is adequate to cover all potential product claims). Seller's standard terms and conditions of sale with respect to the Holcroft Division, including guarantee and warranty provisions, are set forth in Schedule 3.26. Except as set forth in Schedule 3.26, no products sold, serviced or distributed by Seller through the Holcroft Division prior to the Closing Date are subject to any guarantee or warranty other than Seller's standard terms and conditions of sale.

             3.27 Environmental and Safety Requirements. With respect to the Holcroft Division:

                  (a)  No Hazardous Materials.  Except as set forth in
        Schedule 3.27, Seller has never generated, transported, treated, stored, disposed of or otherwise handled any Hazardous Materials at any site, location or facility used by Seller in the Business, and no such Hazardous Materials are present on, in or under any real property presently owned or used by Seller in the Business (including the Properties), and such property does not contain (including without limitation, containment by means of any underground storage tank) any Hazardous Materials in violation of any applicable Environmental and Safety Requirement. Except as set forth on Schedule 3.27, to the Seller's knowledge there are no underground storage tanks on the Property, and those listed on
        Schedule 3.27 are maintained and monitored in compliance with all applicable Environmental and Safety Requirements.

                  (b)  No Actions or Proceedings.  Except as set forth in
        Schedule 3.27, Seller has not been subject to, nor has any Seller received any notice (written or oral) of, any private, administrative or judicial action, order, or investigation or any notice (written or oral) of any intended private, administrative, or judicial action, order or investigation relating to the presence or alleged presence of Hazardous Materials in, under or upon any real property owned or used by Seller in the Business,
                                       20PAGE
        and other than as set forth on Schedule 3.27, to the Seller's knowledge there is no reasonable basis for any such notice or action; and there are no pending or threatened actions, investigations or orders or proceedings (or notices of potential actions or proceedings) from any governmental agency or any other entity regarding any matter relating to Environmental and Safety Requirement.

                  (c) Other Condition. Except as set forth in Schedule 3.27, to the Seller's knowledge no facts, events or conditions with respect to the past or present operations or facilities of Seller, the Assets or the Business exist which could reasonably be expected to interfere with or prevent continued compliance with, or could give rise to any common law or statutory liability or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation against or involving the Assets or the Business under any Environmental and Safety Requirement based on any such fact, event or circumstance, including, without limitation, liability for cleanup costs, personal injury or property damage.

                  (d) Definitions. For purposes of this Agreement, "Environmental and Safety Requirements" means all federal, state and local laws, rules, regulations, ordinances, orders, statutes, actions, policies and requirements relating to public health and safety, worker health and safety, pollution or protection of the environment, all through the Closing Date. For purposes of this Agreement, "Hazardous Materials" means (i) hazardous substances, extremely hazardous substances or hazardous wastes, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. S9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. S6901 et seq., and any other Environmental and Safety Requirements; (ii) petroleum, including without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (iii) any radioactive material, including, without limitation, any source, special nuclear, or by-product material as defined in 42 U.S.C. S2011 et seq.; (iv) asbestos in any form or condition; and (v) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental and Safety Requirements.

             3.28 Conduct of the Business.  Except as set forth on
        Schedule 3.28, since March 29, 1997, Seller has conducted the Business only in the ordinary course of business consistent with past custom and practice, and has incurred no liabilities other than in the ordinary course of business consistent with past custom and practice and there has been no material adverse change in the Assets, condition (financial or otherwise), operating results, or the knowledge of Seller, employee or customer relations, business activities or, business prospects of Seller or the Business. Without limitation of the foregoing and except as set forth on Schedule 3.28, since March 29, 1997, Seller has
                                       21PAGE
        not, in connection with the Business:

                  (a) Dispositions. Voluntarily or involuntarily sold, transferred, abandoned, surrendered, subjected to a Lien or otherwise disposed of any material assets or property rights relating to or used in the operation of the Business other than in the ordinary course of business, consistent with past action and practice;

                  (b) Accounting. Changed any accounting principles, methods or practices utilized by it or changed any of its depreciation rates or amortization policies or rates;

                  (c) Loans. Other than as set forth on the Estimated Net Book Value, made any loan or advance to any party;


                  (d) Indebtedness. Other than as set forth on the Estimated Net Book Value, incurred debt, liabilities, or obligations of any nature whether accrued, absolute, contingent, direct, indirect, perfected or otherwise and whether due or to become due other than in the ordinary course of business, consistent with past action and practice;

                  (e) Material Transactions. Entered into any material transaction involving a capital expenditure or commitment of more than $25,000, other than in the ordinary course of business, and if still in existence, properly disclosed in the Schedules hereto.

                  (f) Other. Committed to any of the foregoing, except in the ordinary course.
                                   ARTICLE IV

                     BUYER'S REPRESENTATIONS AND WARRANTIES

             As an inducement to Seller to enter into and perform its obligations under this Agreement, Buyer hereby represents and warrants to and with Seller (on the date hereof and as of the Closing) as follows:

             4.1 Organization and Good Standing. Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed by it, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Buyer is duly licensed and qualified to do business as a foreign limited liability company and is in good standing in the state of Michigan.


             4.2 Authorization. The execution and delivery of this Agreement and the Transaction Documents, and the performance by
                                       22PAGE

        Buyer of its obligations hereunder and thereunder, have been duly authorized by all necessary organizational action. This Agreement and the other Transaction Documents to which Buyer is a party constitute the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject to the applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally, and to general principles of equity, whether applied by a court of law or equity.

             4.3 No Violation. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated herein and therein will not:

                  (a) result in the breach of any of the terms or conditions of, or constitute a default under, or in any manner release any party thereto from any obligation under, any mortgage, note, bond, contract, indenture, agreement, license or other instrument or obligation of any kind or nature to which Buyer is now a party or by which any of its properties or assets may be bound;

                  (b) violate any order, writ, injunction regulation, statute or decree of any court, administrative agency or governmental body specifically applicable to Buyer; or

                  (c)  violate any provision of the Buyer's Operating
        Agreement.

             4.4 No Consent Required. No consent, approval, order or authorization of, or declaration, filing or registration with, any person or governmental authority, including, but not limited to, any Hart-Scott-Rodino filing, is required to be made or obtained by Buyer in connection with the authorization, execution, delivery or performance of this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby.


                                    ARTICLE V

                            COVENANTS AND AGREEMENTS

             5.1. Further Actions.

                  (a) Each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all reasonable things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Transaction Documents, including using all reasonable efforts to: (i) give all notices and effect all necessary registrations and filings; and (ii) defend any lawsuits
                                       23PAGE
        or other legal proceedings, whether judicial or administrative and whether brought derivatively or on behalf of third parties (including governmental agencies or officials), challenging this Agreement, the Transaction Documents, or the consummation of the transactions contemplated hereby and thereby. If at any time after the Closing any further action is deemed necessary or desirable by either party to carry out the purposes of this Agreement or the Transaction Documents, the proper officers and/or directors of Buyer and the Seller shall use all reasonable efforts to take such action.

                  (b) To the extent that a third party consent or waiver is necessary to assign to Buyer any claim, contract, agreement, license, lease, commitment, purchase order or sales order that is being transferred to Buyer pursuant to Section 1.1 hereof (a "Contract Requiring Consent") and such consent or waiver is not obtained prior to the Closing Date, Seller shall, commencing on the Closing Date and continuing for the term of such Contract Requiring Consent, use its (i) best efforts to provide to Buyer the benefits of such Contract Requiring Consent and (ii) reasonable efforts consistent with past practices, to enforce for the benefit of Buyer, or allow Buyer to enforce (and, solely for such purpose, Seller hereby constitutes and appoints Buyer as its true and lawful attorney-in-fact until revoked in a writing delivered by Seller to Buyer), with Buyer assuming Seller's obligations thereunder, any and all rights of Seller under such Contract Requiring Consent against the issuer thereof or the other party or parties thereto. In addition, Seller will pay promptly to Buyer when received all monies received by Seller after September 27, 1997 under any Contract Requiring Consent to the extent that Buyer would be entitled thereto pursuant to this Agreement. Seller shall have no other duties or obligations with respect to any such Contract Requiring Consent, and the failure or inability to obtain any necessary consent or waiver with respect thereto shall in no event (i) be a breach of this Agreement so long as Seller has carried out its obligations under this Section 5.1(b) or (ii) limit, or in any way affect, Buyer's assumption of the liabilities that arise under such Contract Requiring Consent pursuant to Section 1.4(a) hereof.

             5.2. Noncompetition and Nondisclosure.

                  (a) Noncompetition. In furtherance of the sale of the Assets and the Business to Buyer hereunder by virtue of the transactions contemplated hereby and to more effectively protect the value of the Assets and the Business so sold, Seller covenants and agrees that, for a period ending on the fifth anniversary of the Closing Date (the "Term"), neither Seller nor any of its respective officers, directors or affiliates, will
        (a) engage, directly or indirectly, in the Business anywhere where Seller sold prior to the Closing or the Buyer sells, during the Term, products and/or services relating to the Business; provided, however, that Seller's Metallurgical Services Group may
        (i) continue to engage in the heat treating of parts and
                                       24PAGE

        (ii) sell for its account that certain furnace having contract job number 4664 to Wilson Tools; (b) solicit any party who is or was a customer or supplier of the Holcroft Division, or who becomes a customer or supplier of Buyer at any time during the Term, for the purpose of engaging in, or assisting any person or entity in engaging in, any business which competes directly or indirectly with the Business, other than in connection with Seller's Metallurgical Services Group's heat treating of parts; or (c) solicit for employment any employee of Buyer (including those of Seller's employees hired by Buyer). Notwithstanding the foregoing, nothing contained in this Section 5.2 shall prohibit Seller, or its respective officers, directors, affiliates from owning not more than five percent (5%) of any class of stock listed on a national securities exchange or traded in the over-the-counter market or continuing to own any interest in any noncompetitive business owned by Seller or such officer, director or affiliate as of the Closing Date.

                  (b) Confidentiality. After the Closing, Seller and its directors shall, and Seller shall cause its respective officers, employees, agents and affiliates to, maintain the confidentiality of all information, documents and materials relating to the Business, the Assets or the transactions contemplated by this Agreement which remain in their possession, except to the extent disclosure of any such information is required by law or authorized by Buyer or reasonably occurs in connection with disputes over the terms of this Agreement. In the event that Seller reasonably believes after consultation with counsel that it is required by law to disclose any confidential information described in this Section 5.2(b), it will (a) provide Buyer with prompt notice before such disclosure in order that Buyer may attempt to obtain a protective order or other assurance that confidential treatment will be accorded to confidential information, and (b) cooperate with Buyer in attempting to obtain such order or assurance. The provisions of this Section 5.2(b) shall not apply to any information, documents or materials which are in the public domain or shall come into the public domain, other than by reason of default by Seller or its affiliates of this Agreement.

                  (c) Rights and Remedies Upon Breach. Upon a breach, or threatened breach, of any of the provisions of Sections 5.2(a) or 5.2(b) (the "Restrictive Covenants"), Buyer shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, without the necessity of posting a bond, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer. Buyer shall also have any other rights and remedies available to Buyer under law or in equity.

                  (d) Severability of Covenants. Seller acknowledges and agrees that the Restrictive Covenants are reasonable and
                                       25PAGE
        valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

                  (e) Duration and Scope of Covenant. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision to the maximum extent allowed, as the case may be, and, in its reduced form, such provision shall then be enforceable.

             5.3. Holcroft Name. Seller acknowledges and agrees that all of its rights in and to, and ownership of, the name "Holcroft," or any variations thereof shall be transferred hereunder to Buyer. From and after the Closing, the Seller shall be prohibited from using the Holcroft name or a name similar thereto.

             5.4. Offer of Employment. Buyer shall offer employment with Buyer to each employee of the Holcroft Division (collectively, the "Employees") after the Closing (i) at the same base salary;
        (ii) with a total benefits package which shall be comparable with those benefits set forth on Schedule 5.4, except for the Seller's employee stock purchase plan and the Seller's employee stock option plan; and (iii) with comparable job responsibilities and title as such employee had immediately prior to the Closing. Buyer will give such employees credit for service with the Holcroft Division with respect to (a) any of Buyer's benefit plans which have vesting or length of service requirements, except Buyer's equity appreciation rights program and (b) all severance payments, if any, made in connection with a termination following the Closing Date. Buyer shall comply with all terms of the Union Contract, including, without limitation, seniority and lay-off requirements. Buyer shall be responsible for, and hold Seller harmless against, any payments that arise after Closing or are properly accrued for on the Estimated Net Book Value (including, without limitation, salaries, commissions, bonuses, vacation pay, sick pay, severance pay, employee benefits and unemployment taxes) that may be due by reason of termination of employment of Employees at any time on or after the Closing Date. Seller shall be responsible for any employment-related claims filed by any Employees which were (i) filed prior to the Closing Date or (ii) filed after the Closing Date but which arose from facts and circumstances which existed prior to the Closing Date.

             5.5. WARN Act. During the period commencing on the Closing Date and ending ninety days after the Closing Date, Buyer shall not take any action that independently, or in connection with any action taken by Seller prior to the Closing Date, could be construed as a "plant closing" or "mass layoff" within the meaning of the WARN Act or the regulations enacted thereunder.
                                       26PAGE

        If Buyer takes any such action during such 90-day period, Buyer shall be solely responsible for providing any notice required by the WARN Act and for making payments, if any, which may be required under the WARN Act and for any other liabilities related to its failure to provide appropriate notice.

             5.6. Letters of Credit. Buyer agrees that it will not take any action to extend the terms of the letters of credit set forth on Schedule 5.6 (the "Letters of Credit").


                                   ARTICLE VI

                                     CLOSING

             Section 6.1.   Closing
                         Closing.  The transactions that are the
        subject of this Agreement shall be consummated at a closing (the "Closing") which shall be held at the offices of Katten Muchin & Zavis, 525 West Monroe Street, Chicago, Illinois 60661, on October 10, 1997, or at some other time and place as the parties may mutually agree, which Closing will be effective as of 12:01 a.m., October 10, 1997 (the "Closing Date").

             Section 6.2. Deliveries by the Seller. At the Closing, the Seller shall deliver to Buyer, against payment of the consideration set forth in Article II hereof:

                  (i) Such bills of sale with respect to the Seller's ownership of Assets, assignments, endorsements and other documents of title and other good and sufficient instruments of conveyance and transfer, as shall be effective to vest Buyer with full, complete and marketable right, title and interest in and to the Assets, subject to the Assumed Liabilities, in form and substance reasonably satisfactory to Buyer;

                  (ii) To the extent obtained, copies of all written consents necessary for the transfer of the Material Contracts, in form and substance satisfactory to Buyer;

                  (iii) Certificates of good standing, dated not more than ten days prior to the Closing Date, with respect to Seller, issued by the office of the Secretary of State of Delaware and by the Secretary of State of each jurisdiction in which Seller, due to the operations of the Holcroft Division, is qualified to do business as a foreign corporation;

                  (iv) The opinion of Seth H. Hoogasian, Esq, counsel for the Seller in substantially the form attached hereto as Exhibit 6.2(iv). In giving its opinion, counsel shall be entitled to rely on certificates of the Seller, public officials or such other persons or opinions of such other counsel (which other counsel
                                       27PAGE
                  shall be identified by name) which such counsel shall reasonably consider to be an appropriate and reliable source of information which counsel's opinion is based, which sources shall be specified in such opinion;

                  (v)   The Sublease;

                  (vi) The written consent of TMO to the sublease of the Property by Seller to Buyer pursuant to the terms of the Sublease;

                  (vii) The Estoppel certificate in the form of Exhibit 6.2(vii) hereto, duly executed by the Landlord; and

                  (viii)Such other documents and instruments as Buyer may reasonably require in order to effectuate the transactions which are the subject of this Agreement.

             All documents and instruments delivered to Buyer shall be in form and substance reasonably satisfactory to Katten Muchin & Zavis, counsel for Buyer.

             Section 6.3.Deliveries by Buyer. At the Closing, Buyer shall deliver to the Sellers:

                                       28PAGE

                  (i) The cash consideration set forth in Section 2.1 hereof less the Holdback Amount provided in Section 2.1(b);

                  (ii) The Note in the form of Exhibit 2.1(a)(ii) hereto;

                  (iii) Instruments of assumption of all Material
                  Contracts and Permits to be assumed hereunder and of the Assumed Liabilities;

                  (iv) The opinion of Katten Muchin & Zavis, counsel for Buyer, in substantially the form attached hereto as
                  Exhibit 6.3(iv). In giving its opinion, counsel shall be entitled to rely on certificates of the Seller, public officials or such other persons or opinions of such other counsel (which other counsel shall be identified by name) which such counsel shall reasonably consider to be an appropriate and reliable source of information which counsel's opinion is based, which sources shall be specified in such opinion.;

                  (v) Copies of resolutions of the Buyer, certified by the sole member as having been duly adopted and being in current force and effect, authorizing the transactions contemplated by this Agreement and the Transaction Documents;

                  (vi)  The Sublease;

                  (vii) An executed Severance Agreement between Buyer and each of Douglas Bradford, Mary Anne Cesarone, Klaus Doll, Robert Fox, John Lutz, Tim McMann, Frank Ragone and Vera Roggen ("Severance Agreements");

                  (viii)The 90 Day Receivables Note; and

                  (ix) Such other documents and instruments as the Seller may reasonably require in order to effectuate the transactions which are the subject of this Agreement.

             All documents and instruments delivered to the Seller shall be in form and substance reasonably satisfactory to Seth H. Hoogasian, Esq., counsel for the Seller.

                                       29PAGE

                                   ARTICLE VII

                             COVENANTS AFTER CLOSING

             7.1 Indemnification by Seller. Subject to the limitations set forth in Section 7.5, from and after the Closing, Seller agrees to indemnify, defend and save Buyer and its affiliates, and each of their respective officers, directors, employees, agents, and fiduciaries (each, a "Buyer Indemnified Party"), forever harmless from and against any and all liabilities (whether contingent, fixed or unfixed, liquidated or unliquidated, or otherwise), obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs, expenses, interest, fines, penalties, actual or punitive damages or costs or expenses of any and all investigations, proceedings, judgments, remediations, settlements and compromises (including reasonable fees and expenses of attorneys, accountants and other experts) (individually and collectively, the "Losses") sustained or incurred by any Buyer Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any of the following (provided that Buyer shall use reasonable efforts to collect such Losses from its insurance policies and will assign any insurance claims and any proceeds therefrom to Seller to the extent that Seller has indemnified Buyer for any Losses to which such insurance claims or proceeds relate):

                  (a)  any misrepresentation or breach of a
        representation or warranty made herein by Seller, or non-compliance with or breach by Seller of any of the covenants or agreements contained in this Agreement or the Transaction Documents to be performed by Seller or any of its affiliates;

                  (b)  any violations of or obligations under
        Environmental and Safety Requirements relating to acts, omissions, circumstances or conditions existing on or prior to the Closing Date, including, but not limited to, all liabilities arising out of or in connection with any treatment, storage, or disposal of any Hazardous Materials, or the arranging therefor by Seller and any discharge or release of any Hazardous Material onto, at or under the Property or any other real property previously owned or operated by Seller and used in connection with the Business, whether or not such acts, omissions, circumstances or conditions constituted a violation of or obligation under Environmental and Safety Requirements as then in effect;

                  (c) any liability or obligation of Seller or any assertion against a Buyer Indemnified Party, arising out of or relating, directly or indirectly, to any Excluded Liability;

                  (d) any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon an alleged agreement between claimant and Seller or any of its affiliates;
                                       30PAGE

                  (e) up to an aggregate of $85,000 of any Losses relating to, resulting from or arising out of any obligations of Buyer under the Severance Agreements; or

                  (f)  any action taken by Thermo, directly or
        indirectly, which, if taken by Seller, would result in a violation or breach of the representations and warranties set forth in Section 5.2 hereof, except for sales by Thermo Remediation of its soil remediation units and/or related technology.

             Seller agrees to promptly pay to or reimburse a Buyer Indemnified Party for all Losses incurred by such Buyer
        Indemnified Party.

             7.2 Indemnification by Buyer. From and after the Closing, Buyer agrees to indemnify, defend and save Seller and its affiliates and their respective officers, directors, employees, agents and fiduciaries (each, a "Seller Indemnified Party") forever harmless from and against, and to promptly pay to a Seller Indemnified Party or reimburse a Seller Indemnified Party for, any and all Losses sustained or incurred by any Seller Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any of the following:

                  (a)  any misrepresentation or breach of a
        representation or warranty made herein by Buyer, or non-compliance with or breach by Buyer of any of the covenants or agreements contained in this Agreement or the Transaction
        Documents to be performed by Buyer;

                  (b) any action, demand, proceeding, investigation or claim (whenever made) by any third party (including governmental agencies) against or affecting Seller which, if successful, would give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations, warranties or covenants of Buyer in this Agreement or any Transaction Document;

                  (c) any claim arising out of Buyer's failure to pay, satisfy or discharge the Assumed Liabilities, including, without limitation, liabilities under the Union Contract;

                  (d) any claim for payment and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon an alleged agreement between claimant and Buyer or any of its affiliates;

                  (e) any claim arising out of Buyer's failure to pay any amounts owed to Seller pursuant to Sections 1.2(e), 2.1 or
        2.2 hereof; or

                  (f)  any claim for a Loss incurred by Seller relating
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        to the Letters of Credit.

             Buyer agrees to promptly pay to or reimburse a Seller Indemnified Party for all Losses incurred by such Seller
        Indemnified Party.

             7.3 Indemnification Procedure for Third Party Claims. In the event that subsequent to the Closing any person or entity entitled to indemnification under this Agreement (an "Indemnified Party") asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any person or entity who is not a party to this Agreement or an affiliate of a party to this Agreement (including, but not limited to any domestic or foreign court or governmental authority, federal, state or local) (a "Third Party Claim") against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an "Indemnifying Party"), the Indemnified Party shall give written notice together with a statement of any available information regarding such claim to the Indemnifying Party within thirty (30) days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the "Defense Notice") within thirty days
        (30) after receipt from the Indemnified Party of notice of such claim, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim ("Defense Counsel"), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within ten (10) days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Party's approval pursuant to this Section 7.3.

                  (a) In the event that the Indemnifying Party shall fail to give the Defense Notice within the time period described above, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith and to compromise and settle the claim without prior consent of the Indemnifying Party and such Indemnifying Party will be liable for all reasonable costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith.

                  (b) In the event that the Indemnifying Party does deliver a Defense Notice within the time period described above and thereby elects to conduct the defense of the subject claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may
                                       32PAGE
        reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, provided that the Indemnified Party shall have the right to compromise and settle the claim only with the prior written consent of the Indemnifying Party.

                  (c) Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive or other equitable relief would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

                  (d) Notwithstanding paragraph (b) above, the Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim to the extent that claim seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party (and the reasonable cost of such defense shall constitute an amount for which the Indemnified Party is entitled to indemnification hereunder). If the Indemnifying Party decides to accept and agree to an offer to settle a Third Party claim, which Third Party Claim the Indemnifying Party is permitted to settle under this Section 7.3, the Indemnifying Party will give written notice to the Indemnified Party to that effect within thirty (30) calendar days after its receipt of such notice. If the Indemnified Party fails to consent to such offer within 30 calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus reasonable costs and expenses paid or incurred by the Indemnified Party through the end of such 30-day period.

                  (e) Any final judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.


             7.4 Failure to Give Timely Notice. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in Section 7.3 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a
                                       33PAGE
        result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

             7.5  Certain Limitations.

                  (a) Notwithstanding anything to the contrary set forth in this Agreement (but subject to the terms of this Section 7.5), Seller shall not be liable hereunder to Buyer as a result of any misrepresentation of any representation or warranty contained in this Agreement, unless and until the Losses incurred by all Buyer Indemnified Parties, in the aggregate, as a result of such misrepresentations under this Agreement shall exceed, in the aggregate, $100,000 (the "Basket Threshold"); provided, however, that once the Basket Threshold is reached, Seller shall fully indemnify Buyer (or a Buyer Indemnified Party) for all Losses, liabilities and damages incurred by Buyer (or a Buyer Indemnified Party), including the $100,000 applied to the Basket Threshold. The aggregate amount required to be paid by Sellers under Section 7.1(a) and 7.1(f) shall not exceed the Purchase Price (the "Cap"). The parties agree that the (i) Basket Threshold and the Cap shall not apply to any breach of the representations and warranties contained in Sections 3.7(a), 3.13, 3.24 and 3.27; and
        (ii) Basket Threshold shall not apply to Section 7.1(e).

                  (b) All of the representations and warranties set forth in this Agreement or in any of the other Transaction Documents shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation, inquiry or examination made for or on behalf of or any knowledge of Buyer or Sellers, or any of their respective affiliates, officers, directors, employees, agents, or representatives or the acceptance by any of them of any certificate or opinion, for a period of two years after the Closing and shall expire and terminate upon the expiration of such two year period, except the warranties and representations contained in (i) Section 3.7(a) concerning title of the Assets shall survive indefinitely, (ii) Section 3.24 regarding Taxes shall survive until the expiration of all applicable statutes of limitations (including extensions of said statutes) and (iii) Section 3.27 regarding environmental liabilities shall survive indefinitely. Seller shall only be liable for claims of which it receives notice of from Buyer within the applicable survival period. In the event Buyer incurs a Loss and a claim is filed, prior to the end of such two year period, the termination date shall be extended until such claim is fully resolved and Buyer is appropriately indemnified for such Loss. Unless a specified period is set forth in this Agreement or in a Transaction Document (in which event such specified period will control), all covenants contained in this Agreement and in any Transaction Document will survive the Closing and remain in effect indefinitely.
                                       34PAGE

                  (c) Seller's liability for any claims made with respect to a breach or misrepresentation of the representations and warranties contained in Section 3.7(b) will be subject to the limitations set forth in Section 2.2(e), as well as the other limitations of this Section 7.5.


                                  ARTICLE VIII

                                  MISCELLANEOUS

             8.1 Notices, Consents, etc. Any notices, consents or other communication required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered by a recognized overnight courier service, or (d) sent by facsimile transmission to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

                  (a)  If to Seller:

                            Thermo TerraTech Inc.
                            81 Wyman Street
                            Waltham, Massachusetts 02254-9046
                            Fax: (781) 622-1242
                            Attention:     John P. Appleton, Ph.D.

                       with a copy to:

                            Thermo Electron Corporation
                            81 Wyman Street
                            Waltham, Massachusetts 02254-9046
                            Fax: (781) 622-1283
                            Attention:     General Counsel

                  (b)  If to Buyer:

                            Holcroft L.L.C.
                            c/o Madison Capital Partners
                            150 North Wacker Drive, Suite 2360
                            Chicago, Illinois 60606
                            Fax: (312) 236-4367
                            Attention: Larry Gies
                                       Scott Murray

                       with a copy to:

                            Katten Muchin & Zavis
                            525 West Monroe Street, Suite 1600
                            Chicago, Illinois  60661-3693
                            Fax: (312) 902-1061
                                       35PAGE

                            Attention: David R. Shevitz, Esq.
                                       Karen A. Ruzic, Esq.


        Date of service of such notice shall be (w) the date such notice is personally delivered, (x) three (3) days after the date of mailing if sent by certified or registered mail, (y) one (1) day after date of delivery to the overnight courier if sent by overnight courier or (z) the next succeeding business day after transmission by facsimile.

             8.2 Public Announcements. Except as required by law, no party shall make any public announcement or filing with respect to the transactions provided for herein without the prior consent of the other parties hereto, such consent not to be unreasonably withheld or delayed. To the extent reasonably feasible, any press release or other announcement or notice regarding the transactions contemplated by this Agreement shall be made jointly by the parties.

             8.3 Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

             8.4 Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding on Buyer only if such amendment or waiver is set forth in a writing executed by Buyer, and provided that any such amendment or waiver will be binding upon Seller only if such amendment or waiver is set forth in a writing executed by Seller. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.

             8.5 Documents. Each party will execute all documents and take such other actions as any other party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Agreement.

             8.6 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other.


             8.7 Expenses. Except as otherwise specifically provided herein, each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

             8.8  Construction.  This Agreement shall be construed and
                                       36PAGE
        enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Delaware without giving effect to provisions thereof regarding conflict of laws.

             8.9 Headings. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

             8.10 Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party without the prior written consent of the other party; provided, however, that nothing in this Agreement is intended to limit Buyer's ability to assign its rights or delegate its responsibilities, liabilities and obligations under this Agreement to any of its affiliates or to lenders as security for borrowings, at any time whether prior to or following the Closing Date without consent. Notwithstanding anything to the contrary contained herein, Seller may not assign or delegate any of its responsibilities, liabilities or obligations under this Agreement, without the prior written consent of Buyer.

             8.11 Definitions. For purposes of this Agreement, the following terms have the meaning set forth below:

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Chrysler Lease" means the sublease dated October 1, 1995 between the Holcroft Division and Chrysler Corporation.

                  "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

                  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor authority) that are applicable as the date of determination.

                  "Tax" means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing
                                       37PAGE
        shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group, as defined in Section 1504 of the Code, (or being included
        (or required to be included) in any Tax Return relating thereto).

                  "Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting Schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

             8.12 Entire Agreement. This Agreement, the Preamble and all the Schedules and Exhibits attached to this Agreement (all of which shall be deemed incorporated in the Agreement and made a part hereof) and the other Transaction Documents set forth the entire understanding of the parties, and supersedes and preempts all prior oral or written understandings and agreements, with respect to the subject matter hereof, except for the confidentiality provisions contained in that certain letter agreement between Buyer and Seller dated July 3, 1997, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the parties hereto.

             8.13 Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties to this Agreement and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

             8.14 Interpretative Matters. Unless the context otherwise requires, (a) all references to Articles, Sections or Schedules are to Articles, Sections or Schedules in this Agreement,
        (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, and (c) words in the singular or plural include the singular and plural, pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (d) the term "including" shall mean by way of example and not by way of limitation.

             8.15 Knowledge. Where any representation or warranty of Sellers contained in this Agreement is expressly qualified by reference "to the knowledge of Seller," or "to the best knowledge of Seller" or similar phrases it refers to the knowledge of Seller as to the existence or absence of facts that are the subject of such representations and warranties after consultation with and due inquiry of all officers, directors and senior management of Seller and management of the Holcroft Division who have executed Severance Agreements, it being understood that
                                       38PAGE

        Seller has not made any other independent investigation or consulted with any outside third parties, other than Seller's accountants, legal counsel and environmental consultants.

             8.16 Brokers and Transaction Payments. Except for Michigan Eagle Corp. who will receive a fee upon consummation of the transactions contemplated hereby, which Buyer shall be responsible for paying, each party warrants to the other that it has not employed or used the services of or incurred any liability to any broker, finder or other third party in connection with the transaction contemplated by this Agreement.

             8.17 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto by virtue of such party being deemed to have drafted this Agreement.

             8.18 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto.

                                       39PAGE

             IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                      SELLER:

                                      THERMO TERRATECH INC.


                                      By:  /s/ John P. Appleton
                                      Its: Chief Executive Officer



                                      BUYER:

                                      HOLCROFT L.L.C.

                                      By:  Holcroft Technologies L.P.
                                      Its: Manager

                                      By:  Holcroft Management, Inc.
                                           Its: General Partner


                                      By:  /s/ Larry W. Gies, Jr.
                                      Its: Vice President